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                                                                    Exhibit 4.06



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This amendment, dated as of June 24, 1998, amends the Rights Agreement (the "Rights Agreement"), dated as of July 19, 1996, between Nashua Corporation, a Delaware corporation (the "Company"), and The First National Bank of Boston, a national banking association (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

WITNESSETH:

WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-hundredth of a share of the Company's Series B Participating Preferred Stock;

WHEREAS, on July 19, 1996, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Record Date and the Distribution Date;

WHEREAS, on July 19, 1996, the Company and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Continuing Directors now desire to amend certain provisions of the Rights Agreement in order to modify certain provisions contained therein;

NOW, THEREFORE, the Rights Agreement is hereby amended by deleting "10%" in all places where such term is used and substituting therefor "20%".

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



Attest:                                   NASHUA CORPORATION



By /s/ Peter C. Anastos                   By /s/ Gerald G. Garbacz
   ------------------------------            ------------------------------
   Secretary                                 Gerald G. Garbacz
                                             Chairman, President and
                                             Chief Executive Officer




Attest:                                   THE FIRST NATIONAL BANK OF BOSTON



By /s/ James P. Mitchell                  By /s/ Carol A. Mulvey-Eori
   ------------------------------            ------------------------------
                                             Carol A. Mulvey-Eori
                                             Administration Manager